L J SOLDINGER
ASSOCIATES

Certified Public Accountants and Business Consultants

December 1, 2020

United States Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Dear Commission:

We have read the statements of Global Fiber Technologies, Inc. made in the Form 8-K dated December 1, 2020 under Item 4.01. We are in agreement with the statements made concerning L J Soldinger Associates, LLC in the Form 8-K. We are not in a position to agree or disagree with the other statements made in the Form 8-K by Global Fiber Technologies, Inc. contained therein.

Sincerely,

Soldinger Associates, LLC

L J Soldinger Associates, LLC